Media: Caitlin Cieslik-Miskimen Antenna Group for ECOtality caitlin@antennagroup.com (415) 977-1922	Investor Relations: The Blueshirt Group for ECOtality Maria Riley maria@blueshirtgroup.com (415) 217-2631

Murray Jones Joins ECOtality as Chief Operating Officer

SAN FRANCISCO – Thursday, January 5, 2012 – ECOtality, Inc. (NASDAQ:ECTY), a leader in clean electric transportation and storage technologies, announced today the Company has named Murray Jones as Chief Operating Officer.  Mr. Jones joins ECOtality from ABB, a leader in power and automation technologies, and key strategic partner for integrating ECOtality’s Blink® product line with the utility smart grid.

“Murray Jones comes to ECOtality with over 30 years of experience in the industrial and automotive space, and we are excited to add him to our Executive Team,” stated Jonathan Read, CEO of ECOtality, Inc. “As the EV industry continues to grow, Murray will help ECOtality expand its leadership position as he has a proven record of working across various divisions to streamline operations.”

At ABB, Mr. Jones was responsible for ABB’s EV infrastructure initiative in North America. Prior to ABB, Mr. Jones spent 33 years with GE in its industrial and automotive businesses. He holds a Bachelors of Science in Mechanical Engineering from Virginia Polytechnic Institute and State University (Virginia Tech) and a Masters of Business Administration from Vanderbilt University. Mr. Jones is a recipient of the Automotive News recognition as one of the Electrifying 100 of 2011.

“ECOtality is at the forefront of the electric vehicle industry with innovative charging solutions that meet the needs of utilities and consumers alike,” said Mr. Jones. “I am excited to join a company with such strong momentum, and look forward to joining a management team driving growth and development within the space.”

About ECOtality, Inc.

ECOtality, Inc. (NASDAQ:ECTY), headquartered in San Francisco, California, is a leader in clean electric transportation and storage technologies. Through innovation, acquisitions, and strategic partnerships, ECOtality accelerates the market applicability of advanced electric technologies to replace carbon-based fuels. For more information about ECOtality, Inc., please visit www.ecotality.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

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